SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 17, 2013

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, VA 23452

Registrant’s telephone number, including area code: (757) 627-9088

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On May 13, 2013, the Registrant, through WHLR-Warren Commons, LLC, a Delaware limited liability company (“WHLR-Warren”), which is a wholly-owned subsidiary of Wheeler REIT, L.P., a Virginia limited partnership (“Wheeler REIT”) of which the Registrant is the sole general partner, entered into a Purchase and Sale Agreement, with Echo Warren Associates, L.P., a Delaware limited partnership (“Echo Warren”), for the purchase of real property known as the Warren Commons Shopping Center and located in Warren County, Pennsylvania for a purchase price of Five Million Two Hundred Fifty Thousand and No/100 Dollars ($5,250,000).

In addition, on May 13, 2013, the Registrant, through Warren Commons Associates, LLC, a Virginia limited liability company (“Warren Commons”), which is a wholly-owned subsidiary of Wheeler REIT, of which the Registrant is the sole general partner, entered into a Purchase and Sale Agreement, with Echo Dillsburg, L.P., a Delaware limited partnership (“Echo Dillsburg”), for the purchase of 11.66 acres of real property that is adjoining vacant land to the Warren Commons Shopping Center and located in Warren County, Pennsylvania for a purchase price of Two Hundred Fifty Thousand and No/100 Dollars ($200,000).

As of September 17, 2013, WHLR-Warren and Warren Commons terminated their respective contracts because they were unable to obtain clear title due to easements affecting the properties. Neither WHLR-Warren nor Warren Commons incurred any material early termination penalties as a result of terminating the contracts.

Jon Wheeler, the Registrant’s Chairman and Chief Executive Officer, controls Wheeler REIT and is the managing member of Warren Commons and WHLR-Warren. No director, officer or affiliate of the Registrant is affiliated with Echo Dillsburg or Echo Warren.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Jon S. Wheeler
Jon S. Wheeler
Chairman and Chief Executive Officer

Dated: September 19, 2013